Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SMITH MICRO SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0029027 (I.R.S. Employer Identification No.)
51 Columbia, Suite 200
Aliso Viejo, CA 92656
(Address of Principal Executive Offices)
SMITH MICRO SOFTWARE, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

William W. Smith, Jr.
President and Chief Executive Officer
Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, CA 92656
(949) 360-5800
(Telephone number, including area code, of agent for service)
Copy to:
Allen Z. Sussman, Esq.
Reed Smith LLP
355 South Grand Ave.
Suite 2900
Los Angeles, CA 90071
(213) 457-8000

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do no check if a smaller reporting company.)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed maximum	Proposed maximum	Amount
securities	to be	offering price per share(2)	aggregate offering	of registration
to be registered	registered(1)		price(2)	fee
Common Stock, $.001 par value per share	1,000,000	$9.40	$9,400,000	$672

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h) and (c), the proposed maximum aggregate offering price for these shares which may be issued under the Plan is based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Market for September 23, 2010 as quoted in The Wall Street Journal, similar reliable publication or online service.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “1933 Act”) and will be delivered to participants in accordance with such rule.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The following documents filed by the Company with the Commission are incorporated in this Registration Statement by reference and made a part of this Registration Statement:
          (a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and
          (c) Any description of the Common Stock which is contained in a registration statement filed by the Company pursuant to the 1934 Act, including any amendment or report filed for the purpose of updating such description.
          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act on or subsequent to the filing of the annual report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
          You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can call the Commission for further information about its public reference room at 1-800-732-0330. Such material is also available at the Commission’s website at http://www.sec.gov.
Item 4. Description of Securities.
          Not applicable.

Item 5. Interests of Named Experts and Counsel.
              Not applicable.
Item 6. Indemnification of Directors and Officers.
              Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that permits the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may be amended. The Delaware General Corporation Law permits limitations of liability for a director’s breach of fiduciary duty other than liability:
▪	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

▪	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

▪	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

▪	for any transaction from which the director derived an improper personal benefit
          The Registrant’s bylaws authorize the indemnification of its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. The Registrant maintains directors’ and officers’ liability insurance. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its officers.
Item 7. Exemption From Registration Claimed.
              Not applicable.
Item 8. Exhibits.
              An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-6.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the registrant, Smith Micro Software, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on September 29, 2010.

SMITH MICRO SOFTWARE, INC.
By:	/s/ William W. Smith, Jr.

William W. Smith, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY
          Each person whose signature appears below constitutes and appoints William W. Smith, Jr. and Andrew C. Schmidt, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 29th day of September, 2010.

Name	Title

/s/ William W. Smith, Jr. William W. Smith, Jr.	President, Chief Executive Officer and Chairman (principal executive officer)

/s/ Andrew C. Schmidt Andrew C. Schmidt	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Thomas G. Campbell Thomas G. Campbell	Director

/s/ Samuel Gulko Samuel Gulko	Director

/s/ Ted L. Hoffman Ted L. Hoffman	Director

Name	Title

/s/ William C. Keiper William C. Keiper	Director

/s/ James E. Straight James E. Straight	Director

SMITH MICRO SOFTWARE, INC.
Employee Stock Purchase Plan

REGISTRATION STATEMENT
ON FORM S-8
Exhibit Index

Exhibit No.	Document

*	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended.

*	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

*	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

*	The Company’s Current Reports on Form 8-K filed on February 24, 2010; April 19, 2010; May 3, 2010; May 5, 2010; June 25, 2010; August 3, 2010; August 4, 2010; and September 21, 2010.

5.1	Opinion of Reed Smith LLP as to the legality of the shares of Common Stock, filed herewith.

10.11	Smith Micro Software, Inc. Amended & Restated Employee Stock Purchase Plan.

23.1	Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of SingerLewak LLP, independent registered public accounting firm, filed herewith.

24.1	Power of Attorney, filed herewith as part of the signature pages.

*	Incorporated herein by reference.